                                                            EXHIBIT 10.1

      THIS CREDIT AGREEMENT dated as of December 21, 2001 by and among KEYSTONE OPERATING PARTNERSHIP, L.P., a limited partnership organized under the laws of the State of Delaware (the "Borrower"), KEYSTONE PROPERTY TRUST, a real estate investment trust formed under the laws of the State of Maryland (the "Parent"), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.6.(d), FIRST UNION NATIONAL BANK, as Syndication Agent (the "Syndication Agent"), THE BANK OF NEW YORK, as Documentation Agent (the "Documentation Agent") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent.

      WHEREAS, pursuant to that certain First Amended and Restated Revolving Credit Agreement dated as of June 30, 1999 (as amended and in effect immediately prior to the date hereof, the "Existing Credit Agreement"), by and among the Borrower, the financial institutions party thereto as "Lenders" (the "Existing Lenders"), Fleet National Bank, successor to BankBoston, N.A., as Agent (the "Existing Agent"), and the other parties thereto, the Existing Lenders and the Existing Agent made a $150,000,000 credit facility available to the Borrower;

      WHEREAS, the Existing Lenders, the Existing Agent, the Borrower and Wells Fargo Bank, National Association ("Wells Fargo") have entered into that certain Assignment and Acceptance Agreement dated as of the date hereof (the "Fleet Assignment Agreement") pursuant to which such parties provided for, among other things, (a) the assignment by certain of the Existing Lenders to Wells Fargo of such Existing Lenders' rights and obligations under the Existing Credit Agreement and the promissory notes and other documents, instruments and agreements executed and delivered by the Borrower in connection with the Existing Credit Agreement and (b) the replacement of the Existing Agent with the Agent; and

      WHEREAS, Wells Fargo, the other Lenders, the Agent and the Borrower are entering into this Agreement, among other things, (a) to provide for the assignment by Wells Fargo to certain of the Lenders of a proportionate amount of Wells Fargo's rights and obligations under the Existing Credit Agreement and the promissory notes and other documents, instruments and agreements executed and delivered by the Borrower in connection with the Existing Credit Agreement, and
(b) to amend and restate the Existing Credit Agreement so as to make available to the Borrower a $125,000,000 revolving credit facility, which will include a $5,000,000 swingline subfacility and a $10,000,000 letter of credit subfacility, on the terms and conditions contained herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

                             ARTICLE I. DEFINITIONS

SECTION 1.1.  DEFINITIONS.

      In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

      "ACCESSION AGREEMENT" means an Accession Agreement substantially in the form of Annex I to the Guaranty.

      "ADDITIONAL COSTS" has the meaning given that term in Section 5.1.

      "AFFILIATE" means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding fifteen percent (15.0%) or more of any equity interest in the Borrower; or (c) fifteen percent (15.0%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

      "AGENT" means Wells Fargo Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors in such capacity.

      "AGREEMENT DATE" means the date as of which this Agreement is dated.

      "APPLICABLE LAW" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

      "APPLICABLE MARGIN" means the percentage rate set forth below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined in accordance with Section 10.1.(b) in effect at such time:


--------------------------------------------------------------------------------
          RATIO OF TOTAL LIABILITIES   APPLICABLE MARGIN     APPLICABLE MARGIN
 LEVEL       TO GROSS ASSET VALUE       FOR LIBOR LOANS     FOR BASE RATE LOANS
--------------------------------------------------------------------------------
   1     Less than 0.35 to 1.00              1.35%                0%
--------------------------------------------------------------------------------
   2     Greater than or equal to            1.50%                0%
           0.35 to 1.00 but less than
           0.45 to 1.00
--------------------------------------------------------------------------------
   3     Greater than or equal to            1.625%               0%
           0.45 to 1.00 but less than
           0.55 to 1.00
--------------------------------------------------------------------------------
   4     Greater than or equal to            1.875%               0%
           0.55 to 1.00
--------------------------------------------------------------------------------

The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Parent pursuant to Section
9.3. Any such adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Parent delivers to the Agent the applicable Compliance Certificate pursuant to
Section 9.3. If the Parent fails to deliver a Compliance Certificate pursuant to
Section 9.3, the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, such Applicable Margin shall equal the percentages corresponding to Level 3. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

      "ASSET VALUE" means (a) with respect to any Subsidiary at a given time, the sum of (i) the Capitalized EBITDA of such Subsidiary at such time, PLUS (ii) the book value of all Construction in Process of such Subsidiary as of the end of the Parent's fiscal quarter most recently ended, and (b) with respect to any Unconsolidated Affiliate at a given time the sum of (i) with respect to any of such Unconsolidated Affiliate's Properties under construction, the Parent's Ownership Share of the book value of Construction in Process for such Property as of the end of the Parent's fiscal quarter most recently ended and (ii) with respect to any of such Unconsolidated Affiliate's Properties which have been completed, the Parent's Ownership Share of Capitalized EBITDA of such Unconsolidated Affiliate attributable to such Properties.

      "ASSIGNEE" has the meaning given that term in Section 13.6.(d).

      "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

      "BASE RATE" means the greater of (a) the rate of interest per annum publicly announced from time to time by the Lender then acting as Agent at its principal office in San Francisco, California as its "prime rate" (which rate of interest may not be the lowest rate charged by the Lender then acting as Agent or any of the other Lenders on similar loans) and (b) the Federal Funds Rate PLUS one-half of one percent (0.5%). Each change in the Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

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      "BASE RATE LOAN" means a Revolving Loan bearing interest at a rate based on the Base Rate.

      "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

      "BORROWER" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

      "BUSINESS DAY" means (a) any day other than a Saturday, Sunday or other day on which banks in Philadelphia, Pennsylvania, Washington, D.C., or San Francisco, California are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

      "CAPITALIZATION RATE" means (a) with respect to EBITDA attributable to office Properties or Properties held through a ground lease, 10% and (b) in all other cases, 9.5%.

      "CAPITALIZED EBITDA" means, with respect to a Person and as of a given date, (a) such Person's EBITDA for the fiscal quarter most recently ended TIMES
(b) 4 and DIVIDED BY (c) the applicable Capitalization Rate. In determining Capitalized EBITDA, EBITDA attributable to real estate properties either acquired or disposed of by such Person during such fiscal quarter shall be disregarded.

      "CAPITALIZED LEASE OBLIGATION" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

      "COMMITMENT" means, as to each Lender, such Lender's obligation to make Revolving Loans pursuant to Section 2.1. and to issue (in the case of the Agent) or participate in (in the case of the Lenders) Letters of Credit pursuant to
Section 2.2.(a) and 2.2.(i) respectively, in an amount up to, but not exceeding (but in the case of the Agent excluding the aggregate amount of participations in the Letters of Credit held by other Lenders) the amount set forth for such Lender on its signature page hereto as such Lender's "Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.12. or otherwise pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6.

      "COMMITMENT PERCENTAGE" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

      "COMPLIANCE CERTIFICATE" has the meaning given that term in Section 9.3.

      "CONSTRUCTION IN PROCESS" means construction in process as determined in accordance with GAAP.

      "CONTINUE", "CONTINUATION" and "CONTINUED" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to
Section 2.9.

      "CONVERT", "CONVERSION" and "CONVERTED" each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to
Section 2.10.

      "CREDIT EVENT" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Revolving Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.

      "DEBT SERVICE" means, with respect to any Person and for any period, the sum of (a) Interest Expense of such Person for such period PLUS (b) regularly scheduled principal payments on Indebtedness of such Person during

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such period, other than any balloon, bullet or similar principal payment payable on any Indebtedness of such Person which repays such Indebtedness in full.

      "DEFAULT" means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

      "DEFAULTING LENDER" has the meaning set forth in Section 3.10.

      "DERIVATIVES CONTRACT" means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term "Derivatives Contract" includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

      "DEVELOPMENT PROPERTY" means a Property currently under development that has not achieved an Occupancy Rate of 80% or more or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term "Development Property" shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

      "DOLLARS" or "$" means the lawful currency of the United States of America.

      "EBITDA" means, with respect to any Person for any period and without duplication, net earnings (loss) of such Person for such period (excluding equity in net earnings or net loss of Unconsolidated Affiliates) excluding the following amounts (but only to the extent included in determining net earnings
(loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person for such period; (b) interest expense of such Person for such period; (c) income tax expense of such Person in respect of such period; (d) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt; and (e) the portion of EBITDA allocable to interests in Unconsolidated Affiliates. For purposes of this definition, net earnings (loss) shall be determined before minority interests and distributions to holders of Preferred Stock.

      "EFFECTIVE DATE" means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Agent.

      "ELIGIBLE ASSIGNEE" means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender, such Person's senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody's, or the equivalent or higher of either such rating by another Rating Agency acceptable to the Agent.

      "ELIGIBLE PROPERTY" means a completed industrial or office Property which satisfies all of the following requirements: (a) such Property is owned in fee simple by the Parent, the Borrower or a Wholly Owned Subsidiary of the Borrower or is a Qualified Lease Property; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) regardless of whether such Property is owned or leased by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower's direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (e) the Occupancy Rate of such Property equals or exceeds 80.0%; PROVIDED, HOWEVER, that the Occupancy Rate for any industrial Property may be less than 80.0% for a period (including any period commencing prior to the Agreement Date) not to exceed nine consecutive calendar months; (f) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the operation of such Property; and (g) the Parent or the Borrower has obtained a "Phase I" environmental assessment or other appropriate environmental assessment with respect to such Property, and such assessment does not indicate the existence of any condition that has, or could reasonably be expected to have, a materially adverse effect on the condition, fair market value or net operating income of such Property. An Eligible Property of a Subsidiary shall cease to be an Eligible Property if any event or condition shall occur or exist that could reasonably be expected to have a materially adverse effect on either (a) the validity or enforceability as against such Subsidiary of any of the Loan Documents to which such Subsidiary is a party or (b) the rights and remedies of the Lenders and the Agent as against such Subsidiary under any of the Loan Documents to which such Subsidiary is a party.

      "ENVIRONMENTAL INDEMNITY AGREEMENT" has the meaning given that term in
Section 6.1.(a)(xx).

      "ENVIRONMENTAL LAWS" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. Section 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; National Environmental Policy Act, 42 U.S.C.
Section 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

      "EQUITY INTEREST" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

      "EQUITY ISSUANCE" means any issuance or sale by a Person of any Equity Interest.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

      "ERISA GROUP" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

      "EVENT OF DEFAULT" means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

      "EXISTING AGENT" has the meaning given that term in the first "WHEREAS" clause of this Agreement.

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      "EXISTING CREDIT AGREEMENT" has the meaning given that term in the first
"WHEREAS" clause of this Agreement.

      "EXISTING LENDERS" has the meaning given that term in the first "WHEREAS" clause of this Agreement.

      "FAIR MARKET VALUE" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Trustees of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Agent or, with respect to any asset valued at less than $2,500,000, such determination may be made by the chief financial officer or executive vice president of the Borrower evidenced by an officer's certificate delivered to the Agent.

      "FEDERAL FUNDS RATE" means, for any given day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such given day, as published by the Federal Reserve Bank of New York on the Business Day immediately following such given day, provided that (a) if such given day is not a Business Day, the Federal Funds Rate for such given day shall be such rate on such transactions on the immediately preceding Business Day, and (b) if no such rate is so published on the Business Day immediately following such given day, the Federal Funds Rate for such given day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such given day on such transaction as reasonably determined by the Agent.

      "FEES" means the fees and commissions provided for or referred to in
Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

      "FIXED CHARGES" means, with respect to a Person and for a given period, the sum of (a) Debt Service, PLUS (b) the aggregate of all dividends paid or accrued by such Person on any Preferred Stock during such period.

      "FLEET ASSIGNMENT AGREEMENT" has the meaning given that term in the second "WHEREAS" clause of this Agreement.

      "FUNDS FROM OPERATIONS" means net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnership and joint ventures will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated October 1999 issued by National Association of Real Estate Investments Trusts, Inc. ("NAREIT"), as supplemented by the National Policy Bulletin dated November 8, 1999 issued by NAREIT, but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

      "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination.

      "GOVERNMENTAL APPROVALS" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

      "GOVERNMENTAL AUTHORITY" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

      "GROSS ASSET VALUE" means, at a given time, the sum (without duplication) of (a) the Operating Property Value of the Parent and the Subsidiaries, PLUS (b) all of the Parent's and its Subsidiaries' cash and cash equivalents and other escrowed cash as of the end of such fiscal quarter, PLUS (c) the book value of
(i) all Construction in Process for Properties acquired for development by the Parent or any Subsidiary and (ii) all unimproved real property, in each case as such book value is set forth on the Parent's consolidated balance sheet most recently delivered to the Lenders under Section 9.1. or 9.2., PLUS (d) the purchase price paid by the Parent or any Subsidiary (less any amounts paid to the Parent or such Subsidiary as a purchase price adjustment) for any Property (other than a Development Property) acquired by the Parent or such Subsidiary during the Parent's fiscal quarter most recently ended, PLUS (e) with respect to each of the Parent's Unconsolidated Affiliates, (i) with respect to any of such Unconsolidated Affiliate's Properties under construction, the Parent's Ownership Share of the book value of Construction in Process for such Property as of the end of such fiscal quarter and (ii) with respect to any of such Unconsolidated Affiliate's Properties which have been completed, the Parent's Ownership Share of Capitalized EBITDA of such Unconsolidated Affiliate attributable to such Properties, PLUS (f) the contractual purchase price of any real property subject to a purchase obligation, repurchase obligation or forward commitment which at such time could be specifically enforced by the seller of such real property, but only to the extent such obligations are included in the Parent's or any Subsidiary's Total Liabilities, PLUS (g) in the case of any real property subject to a purchase obligation, repurchase obligation or forward commitment of the Parent or any Subsidiary which at such time could not be specifically enforced by the seller of such real property, the aggregate amount of due diligence deposits, earnest money payments and other similar payments made under the applicable contract which, at such time, would be subject to forfeiture upon termination of the contract, but only to the extent such amounts are included in the Parent's or any Subsidiary's Total Liabilities, plus (h) the amount, if any, that would be payable to the Parent or any Subsidiary under any Derivative Contract of the Parent or such Subsidiary (determined on a net basis regardless of the applicability of any netting agreement relating to such Derivatives Contract) if such Derivatives Contract were terminated at such time.

      "GUARANTOR" means any Person that is party to the Guaranty as a "Guarantor" and shall in any event include each Wholly Owned Subsidiary of the Parent or the Borrower.

      "GUARANTY", "GUARANTEED" or to "GUARANTEE" as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, "Guaranty" shall also mean the guaranty executed and delivered pursuant to Section 6.1. and substantially in the form of Exhibit B.

      "HAZARDOUS MATERIALS" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TCLP" toxicity, or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

      "INDEBTEDNESS" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such

Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);
(e) all Off Balance Sheet Liabilities of such Person; and (f) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.

      "INDEMNIFIED PARTY" has the meaning given that term in Section 13.10.(a).

      "INDEMNITY PROCEEDING" has the meaning given that term in Section
13.10.(a).

      "INTELLECTUAL PROPERTY" has the meaning given that term in Section
7.1.(s).

      "INTEREST EXPENSE" means, with respect to a Person and for any period, the sum of the following (without duplication): (a) the total consolidated interest expense (including, without limitation, capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes and capitalized interest funded from a construction loan) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee (other than Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from customary exceptions to Nonrecourse Indebtedness, such as for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability) or otherwise, to the extent of such liability, PLUS (b) such Person's Ownership Share of all paid or accrued interest expense for such period of Unconsolidated Affiliates of such Person.

      "INTEREST PERIOD" means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (c) notwithstanding the immediately preceding clauses (a) and (b), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

      "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

      "INVESTMENT" means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

      "L/C COMMITMENT AMOUNT" equals $10,000,000 as such amount may be reduced from time to time in accordance with the terms hereof.

      "LENDER" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender.

      "LENDING OFFICE" means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

      "LETTER OF CREDIT" has the meaning given that term in Section 2.2.(a).

      "LETTER OF CREDIT COLLATERAL ACCOUNT" means a special deposit account maintained by the Agent and under its sole dominion and control.

      "LETTER OF CREDIT DOCUMENTS" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

      "LETTER OF CREDIT LIABILITIES" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2.(i) in the related Letter of Credit, and the Lender then acting as Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Agent) of their participation interests under such Section.

      "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the average rate of interest per annum (rounded upwards, if necessary, to the next highest 1/100th of 1%) at which deposits in immediately available funds in Dollars are offered to the Lender then acting as Agent (at approximately 9:00 a.m., two Business Days prior to the first day of such Interest Period) by first class banks in the interbank Eurodollar market where the Eurodollar operations of the Lender then acting as Agent are customarily conducted, for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates. Each determination of LIBOR by the Lender then acting as Agent shall, in absence of demonstrable error, be conclusive and binding.

      "LIBOR LOAN" means a Revolving Loan bearing interest at a rate based on LIBOR.

      "LIEN" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement under which any property of such Person is transferred or sequestered for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

      "LOAN" means a Revolving Loan or a Swingline Loan.

      "LOAN DOCUMENT" means this Agreement, each Note, each Letter of Credit Document, the New York Collateral Documents, the Mortgage Modifications and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

      "LOAN PARTY" means each of the Parent, the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.

      "MATERIAL ADVERSE EFFECT" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the Parent to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability as against the Parent or the Borrower of any of the Loan Documents to which the Parent or the Borrower is a party, (d) the rights and remedies of the Lenders and the Agent as against the Parent or the Borrower under any of the Loan Documents to which the Parent or the Borrower is a party or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

      "MATERIAL CONTRACT" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

      "MATERIAL INDEBTEDNESS" means, with respect to any Person, any (a) Nonrecourse Indebtedness having an aggregate outstanding principal amount of $25,000,000 or more or (b) other Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $10,000,000 or more.

      "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

      "MAXIMUM AVAILABILITY" means, at any time, an amount equal to the positive difference, if any, of (a) the Unencumbered Pool Value MINUS (b) the product of
(i) all Unsecured Liabilities of the Parent and its Subsidiaries determined on a consolidated basis, and (ii) 1.80.

      "MOODY'S" means Moody's Investors Service, Inc.

      "MORTGAGE" means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person.

      "MORTGAGE ASSIGNMENT" has the meaning given that term in Section 6.1.(a)(xvi).

      "MORTGAGE MODIFICATION" has the meaning given that term in Section 6.1.(a)(xvii).

      "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

      "NEGATIVE PLEDGE" means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

      "NET OPERATING INCOME" means, for any Property and for a given period, the sum (without duplication) of (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) MINUS (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property (other than those expenses normally covered by a management fee), including but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries) MINUS (c) the Reserve for Replacements for such Property for such period MINUS (d) the greater of (i) the actual property management fee paid to any Person that is not an Affiliate, during such period with respect to such Property and (ii) an imputed management fee in an amount equal to (A) 2.0% of the gross revenues for such Property for such period if such Property is an industrial Property, or (B) 4.5% of the gross revenues for such Property for such period if such Property is an office Property, all as determined in accordance with GAAP.

      "NET PROCEEDS" means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

      "NEW YORK COLLATERAL DOCUMENTS" means each of the Mortgages described on
Schedule 1.1.(B).

      "NON-GUARANTOR ENTITY" means: (a) any Subsidiary that is not required to become a party to the Guaranty under Section 8.14.; and (b) any Unconsolidated Affiliate of the Parent.

      "NONRECOURSE INDEBTEDNESS" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

      "NOTE" means a Revolving Note or a Swingline Note.

      "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Revolving Loans.

      "NOTICE OF CONTINUATION" means a notice substantially in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

      "NOTICE OF CONVERSION" means a notice substantially in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

      "NOTICE OF SWINGLINE BORROWING" means a notice substantially in the form of Exhibit F to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower's request for a Swingline Loan.

      "OBLIGATIONS" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

      "OCCUPANCY RATE" means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants paying rent pursuant to binding leases as to which no monetary default exists following the expiration of applicable grace periods or no other event of default has been declared to (b) the aggregate net rentable square footage of such Property. For purposes of this definition, the Agent may determine in its reasonable discretion that a tenant that does not otherwise occupy a Property but that is paying rent pursuant to a binding lease as to which no monetary default exists, qualifies as occupying such Property due to acceptable credit of such tenant and the overall occupancy of all Properties of the Parent and its Subsidiaries; provided, however, the provisions of this sentence may not apply to more than five unaffiliated tenants at any one time.

      "OFF BALANCE SHEET LIABILITIES" means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

      "OPERATING PROPERTY VALUE" means, with respect to a Person and as of a given date, such Person's Capitalized EBITDA (excluding EBITDA attributable to Development Properties and Redevelopment Properties) for the fiscal quarter most recently ended.

      "OWNERSHIP SHARE" means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person's relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(q), such Person's relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate. For purposes of this definition, if the Borrower's nominal direct and indirect ownership interest in such Subsidiary or Unconsolidated Affiliate is less than its direct and indirect economic interest solely because of an arrangement providing for an increased economic interest contingent upon the occurrence of specified performance levels or other events or other promoted interest arrangement, such as under the applicable organizational documents of such Subsidiary or Unconsolidated Affiliate, then the Borrower's economic interest in such Subsidiary or Unconsolidated Affiliate, without giving effect to such promoted interest, shall constitute its "Ownership Share."

      "PARENT" has the meaning set forth in the introductory paragraph hereof and shall include the Parent's successors and permitted assigns.

      "PARTICIPANT" has the meaning given that term in Section 13.6.(c).

      "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

      "PERMITTED LIENS" means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.;
(b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property for its intended business use or impair the intended business use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; and (e) Liens in favor of the Agent for the benefit of the Lenders.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

      "POST-DEFAULT RATE" means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to five percent (5.0%) plus the Base Rate as in effect from time to time.

      "PREFERRED STOCK" means, with respect to any Person, shares of capital stock of, or other equity interests in, such Person which are entitled to preference or priority over any other capital stock of, or other equity interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

      "PROPERTY" means a parcel (or group of related parcels) of real property developed (or to be developed) for industrial or office use.

      "QUALIFIED LEASED PROPERTY" means a Property leased by the Borrower or a Wholly Owned Subsidiary of the Borrower pursuant to a ground lease containing terms and conditions acceptable to the Agent in its sole discretion which must provide protections for a potential leasehold mortgagee ("Mortgagee") which include, among other things, (a) the right of the tenant to mortgage and encumber its interest in the Property, (b) a remaining term of no less than 25 years from the Agreement Date, (c) the obligation of the landlord thereunder to give the Mortgagee written notice of any defaults on the part of the tenant thereunder, (d) that the lease will not be terminated until the Mortgagee has received notice of a default and has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (e) a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reasons, (f) non-merger of the fee and leasehold estates, (g) free transferability of the tenant's interest under the ground lease, including ability to sublease, (h) that insurance obtained under the lease shall include standard mortgagee clauses for the benefit of the Mortgagee, (i) that in the event of condemnation or other taking or conveyance in lieu thereof, the tenant has the right to a separate award for the value of the leasehold, (j) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of a leasehold mortgage, and (k) that the Mortgagee's prior written consent is required for any adjustment of insurance proceeds for a material casualty or condemnation awards relating to a material condemnation.

      "RATING AGENCY" means S&P, Moody's or any other nationally recognized securities rating agency reasonably acceptable to the Agent.

      "REDEVELOPMENT PROPERTY" means a Property (a) on which the existing building or other improvements are or will be undergoing renovation and redevelopment and for which any of the following has occurred (i) construction has commenced or (ii) the Parent, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Parent, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property and (b) either (i) that has not achieved an Occupancy Rate of 80% or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been completed. The term "Redevelopment Property" shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such real property is required to renovate prior to, and as a condition precedent to, such acquisition.

      "REGISTER" has the meaning given that term in Section 13.6.(e).

      "REGULATORY CHANGE" means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

      "REIMBURSEMENT OBLIGATION" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

      "REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

      "REQUISITE LENDERS" means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the Loans and Letter of Credit Liabilities.

      "RESERVE FOR REPLACEMENTS" means, for any period and with respect to any Property (other than a Development Property or a Redevelopment Property), an amount equal to (i) the aggregate square footage of all completed space of such Property TIMES (ii)(A) $0.15, if such Property is an industrial Property, or (B) $0.30, if such Property is an office Property, TIMES (iii) the number of days in such period, DIVIDED BY (iv) 365. If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all real property of all Unconsolidated Affiliates. If a Property has not been owned or leased by the Parent, the Borrower or any other Subsidiary for at least one complete fiscal quarter of the Parent, then the Reserve for Replacements for such Property shall be $0.

      "RESTRICTED PAYMENT" means, with respect to a Person: (a) any dividend or other distribution, direct or indirect, on account of any shares or other equity units of any class of stock, partnership interest or other equity interest, as applicable, of such Person now or hereafter outstanding, except a dividend payable solely in shares or other equity units of that class of stock, partnership interest or other equity interest, as applicable, to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or other equity units of any class of stock, partnership interests or other equity interests, as applicable, of such Person now or hereafter outstanding, except, in the case of the Borrower, for any conversion or exchange of partnership units in the Borrower solely for shares of capital stock of the Parent; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity units of any class of stock, partnership interests or other equity interests, as applicable, of such Person now or hereafter outstanding.

      "REVOLVING LOAN" means a loan made by a Lender to the Borrower pursuant to
Section 2.1.(a).

      "REVOLVING NOTE" has the meaning given that term in Section 2.11.

      "SECURED INDEBTEDNESS" means, with respect to any Person, any Indebtedness of such Person that is secured in any manner by any Lien on any real property and shall include such Person's Ownership Share of the Secured Indebtedness of any of such Person's Unconsolidated Affiliates.

      "SECURED RECOURSE DEBT" means, with respect to any Person, all Secured Indebtedness of such Person other than Nonrecourse Indebtedness of such Person.

      "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

      "SOLVENT" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

      "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

      "STATED AMOUNT" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

      "SUBSIDIARY" means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

      "SUBSTANTIAL AMOUNT" means, at the time of determination thereof, an amount in excess of 30.0% of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

      "SWINGLINE COMMITMENT" means the Swingline Lender's obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding, $5,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

      "SWINGLINE LENDER" means Wells Fargo Bank, National Association, together with its respective successors and assigns.

      "SWINGLINE LOAN" means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.(a).

      "SWINGLINE NOTE" means a promissory note of the Borrower substantially in the form of Exhibit G, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

      "SWINGLINE TERMINATION DATE" means the date which is seven Business Days prior to the Termination Date.

      "TANGIBLE NET WORTH" means, for any Person and as of a given date, such Person's total consolidated stockholders' equity PLUS, in the case of the Parent and its Subsidiaries, increases in accumulated depreciation accrued after the Agreement Date MINUS (to the extent reflected in determining stockholders' equity of such Person): (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

      "TAXES" has the meaning given that term in Section 3.11.

      "TERMINATION DATE" means December 21, 2004.

      "TOTAL BUDGETED COST" means, with respect to a Development Property or a Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 100%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements, (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

      "TOTAL LIABILITIES" means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse

Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit; (b) all accounts payable and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; (f) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person (other than Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from customary exceptions to Nonrecourse Indebtedness, such as for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability); (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis, including as a partner in a partnership; (h) the amount of such Person's liabilities under any Derivative Contract of such Person (after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contract), to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; and (i) such Person's Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person. For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) to the extent funded, the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of such contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may based on certain performance levels or other related criteria.

      "TYPE" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

      "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

      "UNCONSOLIDATED AFFILIATE" means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

      "UNENCUMBERED NET OPERATING INCOME" means, for any period, the aggregate Net Operating Income for such period of all Properties that were Unencumbered Pool Properties for such entire period.

      "UNENCUMBERED POOL CERTIFICATE" means a report, certified by the chief financial officer or treasurer of the Parent, substantially in the form of Exhibit H, setting forth the calculations required to establish the Unencumbered Pool Values of each Unencumbered Pool Property as of a specified date, all in form and detail satisfactory to the Agent.

      "UNENCUMBERED POOL PROPERTIES" means those Eligible Properties that, pursuant to the terms of this Agreement, are to be included when calculating the Unencumbered Pool Value. A Property shall cease to be an Unencumbered Pool Property if such Property shall cease to be an Eligible Property.

      "UNENCUMBERED POOL VALUE" means (a) the Net Operating Income of each Unencumbered Pool Property for the fiscal quarter most recently ended TIMES (b) 4 and DIVIDED BY (c) the applicable Capitalization Rate. No more than 15% of the Unencumbered Pool Value may be attributable to any one Eligible Property. Not more than three Qualified Leased Properties may be included in determinations of the Unencumbered Pool Value and no more than 11% of the Unencumbered Pool Value may be attributable to Qualified Leased Properties. No more than

$35,000,000 of the Unencumbered Pool Value may be attributable to Properties subject to the New York Collateral Documents.

      "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

      "UNSECURED INDEBTEDNESS" means, with respect to a Person, all Indebtedness of such Person that is not Secured Indebtedness.

      "UNSECURED INTEREST EXPENSE" means, with respect to a Person and for a given period, all Interest Expense for such period attributable to the Unsecured Indebtedness of such Person.

      "UNSECURED LIABILITIES" means, as to any Person as of a given date, the sum of the following (without duplication): (a) all liabilities which would, in conformity with GAAP, be properly classified as a liability on a balance sheet of such Person as at such date; PLUS (b) all Indebtedness of such Person; MINUS
(c) all Secured Indebtedness of such Person.

      "WELLS FARGO" has the meaning given that term in the second "WHEREAS" clause of this Agreement, and includes its successors and permitted assigns.

      "WHOLLY OWNED SUBSIDIARY" means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

SECTION 1.2.  GENERAL; REFERENCES TO SAN FRANCISCO TIME.

      Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to San Francisco, California time.

                           ARTICLE II. CREDIT FACILITY

SECTION 2.1. REVOLVING LOANS.

      (a) GENERALLY. Subject to the terms and conditions hereof, including without limitation, Section 2.15., during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not to exceed, the lesser of (i) the amount of such Lender's Commitment and (ii) such Lender's Commitment Percentage of the Maximum Availability. Subject to the terms and conditions of this

Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

      (b) REQUESTING REVOLVING LOANS. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 9:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. The Agent will transmit by telecopy, electronic mail (but in the case of electronic mail, only to any Lender which has approved delivery of such notice by electronic mail) or other form of transmission such Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

      (c) DISBURSEMENTS OF REVOLVING LOAN PROCEEDS. No later than 9:00 a.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 11:00 a.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

SECTION 2.2. LETTERS OF CREDIT.

      (a) LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a "Letter of Credit") up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

      (b) TERMS OF LETTERS OF CREDIT. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision; provided, however, up to six Letters of Credit may contain renewal provisions which are automatic in the absence of a notice of non-renewal from the Agent so long as such renewal provisions can not extend the expiration date of any Letter of Credit beyond the Termination Date. The initial Stated Amount of each Letter of Credit shall be at least $50,000.

      (c) REQUESTS FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower shall give the Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as reasonably requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI., the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the Agent has received all of the items required to be delivered to it under this subsection. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

      (d) REIMBURSEMENT OBLIGATIONS. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.2.(i) such Lender's Commitment Percentage of such payment.

      (e) MANNER OF REIMBURSEMENT. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 12:00 noon and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

      (f) EFFECT OF LETTERS OF CREDIT ON COMMITMENTS. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

      (g) AGENT'S DUTIES REGARDING LETTERS OF CREDIT; UNCONDITIONAL NATURE OF REIMBURSEMENT OBLIGATIONS. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or
(viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations.

      (h) AMENDMENTS, ETC. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6.(d).

      (i) LENDERS' PARTICIPATION IN LETTERS OF CREDIT. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender's Commitment Percentage of the Agent's liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the second and last sentences of Section 3.6.(d)).

      (j) PAYMENT OBLIGATION OF LENDERS. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender's Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender's Commitment Percentage of such drawing. Each Lender's obligation to make such payments to the Agent under this subsection, and the Agent's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or 11.1.(f) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

      (k) INFORMATION TO LENDERS. Promptly following any change in Letters of Credit outstanding, the Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.2.(j).

SECTION 2.3. SWINGLINE LOANS.

      (a) SWINGLINE LOANS. Subject to the terms and conditions hereof, including, without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

      (b) PROCEDURE FOR BORROWING SWINGLINE LOANS. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered to the Swingline Lender no later than 9:00 a.m. on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing. Not later than 11:00 a.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

      (c) INTEREST. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

      (d) SWINGLINE LOAN AMOUNTS, ETC. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

      (e) REPAYMENT AND PARTICIPATIONS OF SWINGLINE LOANS. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within 5 Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 9:00 a.m. at least one Business Day prior to the proposed date of such borrowing. Each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender's obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1.(e) or 11.1.(f)) or the termination of any Lender's Commitment, (iii) the existence (or alleged existence) of an event of condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, a Lender shall not be obligated to purchase such a participation in a Swingline Loan as provided above if, and only if, the Swingline Lender made such Swingline Loan when the officer of the Swingline Lender then acting as the relationship manager for the Borrower had actual knowledge (as opposed to presumed or imputed knowledge) that an Event of Default resulting from the failure to pay when due any principal of any Loan, any Reimbursement Obligation or any interest on any of the Loans, existed at the time such Swingline Loan was made. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender's demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

SECTION 2.4. RATES AND PAYMENT OF INTEREST ON LOANS.

      (a) RATES. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

            (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

            (ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

      (b) PAYMENT OF INTEREST. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

SECTION 2.5. NUMBER OF INTEREST PERIODS.

      There may be no more than 8 different Interest Periods outstanding at the same time.

SECTION 2.6. REPAYMENT OF LOANS.

      The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

SECTION 2.7. PREPAYMENTS.

      (a) OPTIONAL. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent (i) at least 3 Business Days prior written notice of the prepayment of any LIBOR Loan,
(ii) at least 1 Business Day's prior written notice of the prepayment of any Base Rate Loan and (iii) prior written notice of the prepayment of any Swingline Loan no later than the date of such prepayment.

      (b)   MANDATORY.

            (i) COMMITMENT OVERADVANCE. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Agent for the account of the Lenders, the amount of such excess.

            (ii) UNENCUMBERED POOL OVERADVANCE. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Availability, the Borrower shall within 5 days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such excess. If such excess is not eliminated within 15 days of the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Loans and any applicable Reimbursement Obligations in accordance with Section 3.2., and the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

SECTION 2.8. LATE CHARGES.

      If any payment required under this Agreement is not paid within 10 days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to four percent (4.0%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders' right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

SECTION 2.9. CONTINUATION.

      So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail (but in the case of electronic mail, only if the Agent has approved delivery of such notice by electronic mail) or other form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such

Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, electronic mail (but in the case of electronic mail, only to any Lender which has approved delivery of such notice by electronic mail) or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.10.

SECTION 2.10. CONVERSION.

      So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 9:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, electronic mail (but in the case of electronic mail, only to any Lender which has approved delivery of such notice by electronic mail) or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

SECTION 2.11. NOTES.

      The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit I (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

SECTION 2.12. VOLUNTARY REDUCTIONS OF THE COMMITMENT.

      The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, that if the Borrower seeks to reduce the aggregate amount of the Commitments below $60,000,000, then, unless the Agent and all Lenders have otherwise previously agreed in writing, the Commitments shall be reduced to zero and, except as otherwise provided herein, the provisions of this Agreement shall terminate. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced may not be increased or reinstated. Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and in the L/C Commitment Amount.

SECTION 2.13. EXTENSION OF TERMINATION DATE.

      The Borrower may request that the Agent and the Lenders extend the current Termination Date by one year by executing and delivering to the Agent at least 60 days but not more than 180 days prior to the current Termination Date, a written request for such extension. The Agent shall forward to each Lender a copy of any such request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the

Termination Date shall be extended for one year: (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) the Borrower shall have paid the Fees payable under Section 3.6.(b), and (c) all representations and warranties made or deemed made by any Loan Party in any Loan Document to which any such Loan Party is a party are true and correct on the effective date of such extension (except for representations or warranties which expressly relate solely to an earlier date).

SECTION 2.14. EXPIRATION OR MATURITY DATE OF LETTERS OF CREDIT PAST TERMINATION
              DATE.

      If on the date the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 5 days after the expiration date of such Letter of Credit.

SECTION 2.15. AMOUNT LIMITATIONS.

      Notwithstanding any other term of this Agreement, no Lender shall be required to make any Loan, and the Agent shall not be required to issue any Letter of Credit if, immediately after the making of such Loan or issuance of such Letter of Credit the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed either (i) the aggregate amount of the Commitments or (ii) the Maximum Availability.

            ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

SECTION 3.1. PAYMENTS.

      Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note of such Lender shall be paid to such Lender, by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the Agent fails to pay such amount to a Lender within one Business Day of receipt thereof by the Agent, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

SECTION 3.2. PRO RATA TREATMENT.

      Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) shall be made from the Lenders, each payment of the Fees under Sections 3.6.(b) and 3.6.(c) and the first sentence of Section 3.6.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. or otherwise pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; (e) the Lenders' participation in, and payment obligations in respect of, Swingline Loans under Section 2.3. shall be in accordance with their respective Commitment Percentages; and (f) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.2. shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e)).

SECTION 3.3. SHARING OF PAYMENTS, ETC.

      If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.5. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 3.4. SEVERAL OBLIGATIONS.

      No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

SECTION 3.5. MINIMUM AMOUNTS.

      (a) BORROWINGS. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

      (b) PREPAYMENTS. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

      (c) REDUCTIONS OF COMMITMENTS. Each reduction of the Commitments under
Section 2.12. shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof.

SECTION 3.6. FEES.

      (a) CLOSING FEE. On the Effective Date, the Borrower agrees to pay to the Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Agent or each Lender, as applicable.

      (b) EXTENSION FEE. If, pursuant to Section 2.13., the Borrower exercises its right to extend the Termination Date, the Borrower agrees to pay to the Agent for the account of each Lender an extension fee equal to one quarter of one percent (0.25%) of the amount of such Lender's Commitment at such time. Such fee shall be paid to the Agent prior to, and as a condition to, such extension.

      (c) UNUSED FACILITY FEES. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate applicable to that portion:


            --------------------------------------------------------------
                  AMOUNT BY WHICH COMMITMENTS EXCEEDS          UNUSED FEE
            REVOLVING LOANS AND LETTER OF CREDIT LIABILITIES
            --------------------------------------------------------------
               $0 to and including an amount equal to            0.15%
               50% of the aggregate amount of Commitments
            --------------------------------------------------------------
               Greater than an amount equal to 50% of            0.20%
               the aggregate amount of Commitments
            --------------------------------------------------------------

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. For purposes of this subsection, the aggregate amount of the Commitments shall not be deemed to be utilized by the amount of any outstanding Swingline Loans.

      (d) LETTER OF CREDIT FEES. The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full; PROVIDED, HOWEVER, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000. In addition to such fees, the Borrower shall pay to the Agent solely for its own account, a fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit. The fees provided for in the immediately preceding two sentences shall be nonrefundable and payable in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

      (e) ADMINISTRATIVE AND OTHER FEES. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

SECTION 3.7. COMPUTATIONS.

      Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

SECTION 3.8. USURY.

      In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii) and with respect to Swingline Loans, in Section 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

SECTION 3.9. STATEMENTS OF ACCOUNT.

      The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The Agent will account to the Borrower on changes in Letters of Credit in accordance with 2.2.(k). The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

SECTION 3.10. DEFAULTING LENDERS.

      If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

SECTION 3.11. TAXES.

      (a) TAXES GENERALLY. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or


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other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender's assets, net or gross income, net or gross receipts, capital or net worth, excess profits, or conduct of business or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

            (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

            (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

            (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

      (b) TAX INDEMNIFICATION. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

      (c) TAX FORMS. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are
(i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection.

                    ARTICLE IV. UNENCUMBERED POOL PROPERTIES

SECTION 4.1. INCLUSION OF UNENCUMBERED POOL PROPERTIES.

      (a) EXISTING UNENCUMBERED POOL PROPERTIES. Subject to compliance with the terms and conditions of Section 6.1.(a), as of the Effective Date the parties hereto acknowledge and agree that the Properties listed on Schedule 4.1. are Unencumbered Pool Properties.

      (b) ADDITIONAL UNENCUMBERED POOL PROPERTIES. After the Effective Date, an Eligible Property shall be included as Unencumbered Pool Property upon delivery to the Agent of (i) an Unencumbered Pool Certificate pursuant to Section 9.4.(a) setting forth the information required to be contained therein and assuming that such

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Eligible Property is included as an Unencumbered Pool Property, (ii) such other information as the Agent or any Lender (through the Agent) may reasonably request in connection with the evaluation of such Eligible Property. Subject to the terms and conditions of this Agreement, upon the Agent's receipt of such certificate and such other information, such Eligible Property shall be included as an Unencumbered Pool Property. Any Property that does not satisfy the requirements of an Eligible Property shall be included as an Unencumbered Pool Property only upon the written approval of the Requisite Lenders. If a Property that is to become an Unencumbered Pool Property is owned (or is being acquired) by a Subsidiary of the Borrower that is not yet a party to the Guaranty, such Property shall not become an Unencumbered Pool Property unless and until an Accession Agreement executed by such Subsidiary, and all other items required to be delivered under Section 8.14., have all been delivered to the Agent.

SECTION 4.2. TERMINATION OF DESIGNATION AS UNENCUMBERED POOL PROPERTY.

      Any Property previously included as an Unencumbered Pool Property but which is not included in an Unencumbered Pool Certificate subsequently submitted pursuant to this Agreement shall no longer be included as an Unencumbered Pool Property (effective as of the date of receipt by the Agent of such Unencumbered Pool Certificate) so long as no Default or Event of Default exists or would exist immediately after such Property is no longer included as an Unencumbered Pool Property.

                        ARTICLE V. YIELD PROTECTION, ETC.

SECTION 5.1. ADDITIONAL COSTS; CAPITAL ADEQUACY.

      (a) ADDITIONAL COSTS. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy). Subject to Section 5.6., the Agent and each Lender agree to take such steps as the Borrower may reasonably request to mitigate amounts payable under this Section, so long as such steps are not disadvantageous to the Agent or such Lender, as the case may be, as determined by the Agent or such Lender, as the case may be, in its sole discretion.

      (b) LENDER'S SUSPENSION OF LIBOR LOANS. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

      (c) ADDITIONAL COSTS IN RESPECT OF LETTERS OF CREDIT. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay immediately to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

      (d) NOTIFICATION AND DETERMINATION OF ADDITIONAL COSTS. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

SECTION 5.2. SUSPENSION OF LIBOR LOANS.

      Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

            (a) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or

            (b) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

SECTION 5.3. ILLEGALITY.

      Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

SECTION 5.4. COMPENSATION.

      The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss (other than lost profits), cost or expense that such Lender reasonably determines is attributable to: (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Borrower for any reason (including,

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without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation. Upon the Borrower's request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

SECTION 5.5. TREATMENT OF AFFECTED LOANS.

      If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b), 5.2. or 5.3., then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., 5.2. or 5.3. that gave rise to such Conversion no longer exist:

            (a) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

            (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.6. CHANGE OF LENDING OFFICE.

      Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

SECTION 5.7. ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS.

      Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.


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                        ARTICLE VI. CONDITIONS PRECEDENT

SECTION 6.1. INITIAL CONDITIONS PRECEDENT.

      The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

      (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

            (i) counterparts of this Agreement executed by each of the parties hereto;

            (ii) Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.11. and the Swingline Note executed by the Borrower;

            (iii) the Guaranty executed by the Parent, and any other Person that would be required under Section 8.14. to become a party to the Guaranty as of the Effective Date;

            (iv) an opinion of counsel to the Parent, the Borrower and, unless otherwise agreed by the Agent with respect to a given Guarantor, each of the other Guarantors that owns any Unencumbered Pool Property, addressed to the Agent and the Lenders and covering the matters set forth in Exhibit J;

            (v) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent, the Borrower and each of the other Guarantors that owns any Unencumbered Pool Property certified as of a recent date by the Secretary of State of the state of formation of such Person;

            (vi) a certificate of good standing (or certificate of similar meaning) with respect to the Parent, the Borrower and each of the other Guarantors that owns any Unencumbered Pool Property issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

            (vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

            (viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (x) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity, (y) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (z) in the case of any Guarantor other than the Parent and any Guarantor that owns an Unencumbered Pool Property, the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such Person;

            (ix) a Unencumbered Pool Certificate calculated as of the Effective Date;

            (x) a Compliance Certificate calculated on a pro forma basis for the Parent's fiscal quarter ended September 30, 2001;

            (xi) pro forma calculations, together with detailed assumptions, establishing that the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in
      Section 10.1. at the end of each of the next eight fiscal quarters;

            (xii) a copy of the Existing Credit Agreement, including all amendments thereto;

            (xiii) the Fleet Assignment Agreement executed and delivered by the parties thereto;

            (xiv) the copies (or originals if available) of each outstanding Note (as defined in the Existing Credit Agreement) held by any Lender (as defined in the Existing Credit Agreement) that is not also a Lender under this Agreement (and in the case of originals, duly endorsed to the order of Wells Fargo);

            (xv) copies of each of the New York Collateral Documents, including all amendments thereto, showing all recording information thereon certified as true, correct and complete by an authorized officer of the Parent;

            (xvi) assignments of each of the New York Collateral Documents executed by the Existing Agent, such assignments relating to the applicable Mortgages to be substantially in the form of Exhibit L (each a "Mortgage Assignment");

            (xvii) modifications to each of the New York Collateral Documents executed by the applicable Loan Parties, such modifications relating to the applicable Mortgages to be substantially in the form of Exhibit M (each a "Mortgage Modification");

            (xviii) all documents necessary in the sole discretion of the Agent to release any Liens created in connection with, or otherwise securing any obligations of any Loan Party owing in connection with, the Existing Credit Agreement, other than the New York Collateral Documents;

            (xix) copies of each environmental assessments reports on the Properties subject to the New York Collateral Documents available to the Borrower, together with reliance letters from the environmental engineering firms performing such assessments addressed to the Agent and the Lenders;

            (xx) an Environmental Indemnity Agreement executed by the Borrower and the Parent with respect to each Property subject to a New York Collateral Document, such agreement to be substantially in the form of Exhibit N (each an "Environmental Indemnity Agreement"); and

            (xxi) such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request.

      (b)   In the good faith judgment of the Agent:

            (i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

            (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or
      (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

            (iii) The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

SECTION 6.2. CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT.

      The obligations of (i) Lenders to make any Loans, and (ii) the Agent to issue Letters of Credit, are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and none of the conditions described in
Section 2.15. would exist after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI. have been satisfied.

SECTION 6.3. CONDITIONS AS COVENANTS.

      If the Lenders permit the making of any Loans, or the Agent issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1. and 6.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

                   ARTICLE VII. REPRESENTATIONS AND WARRANTIES

SECTION 7.1. REPRESENTATIONS AND WARRANTIES.

      In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Agent, to issue Letters of Credit, and, in the case of the Lenders, to acquire participations in Letters of Credit, each of the Parent and the Borrower represents and warrants to the Agent and each Lender as follows:

      (a) ORGANIZATION; POWER; QUALIFICATION. Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

      (b) OWNERSHIP STRUCTURE. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent (including all Subsidiaries of the Borrower), setting forth for each such


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Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each
Person holding ownership interests in such Subsidiary, (c) the nature of the ownership interests held by each such Person and (d) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all ownership interests in such Person held directly or indirectly by the Parent. Part III of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Non-Guarantor Entities, setting forth, for each such Person, the correct legal name of such Person, the type of legal entity which each such Person is, and all equity interests in such Person held directly or indirectly by the Borrower.

      (c) AUTHORIZATION OF AGREEMENT, NOTES, LOAN DOCUMENTS AND BORROWINGS. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder (in the case of the Borrower) and to execute, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, as the case may be. This Agreement, the Notes and each of the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by such Loan Party and each is a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

      (d) COMPLIANCE OF AGREEMENT, ETC. WITH LAWS. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Agent for the benefit of the Lenders.

      (e) COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (f) TITLE TO PROPERTIES; LIENS. Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Loan Parties and the other Subsidiaries, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property or Redevelopment Property and, if such Property is a Development Property or Redevelopment Property, the status of completion of such Property. Each of the Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.

      (g) EXISTING INDEBTEDNESS; TOTAL LIABILITIES. Part I of Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a

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default or event of default, exists with respect to any such Indebtedness. Part
II of Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Total Liabilities of the Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule).

      (h) MATERIAL CONTRACTS. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Material Contract.

      (i) LITIGATION. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary.

      (j) TAXES. All federal, state and other tax returns of each Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of any Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Parent and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

      (k) FINANCIAL STATEMENTS. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 1999 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Arthur Andersen LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2001, and the related consolidated statements of operations and cash flow of the Parent and its consolidated Subsidiaries for the three fiscal quarter period ended on such date. Such balance sheets and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

      (l) NO MATERIAL ADVERSE CHANGE. Since December 31, 2000, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent and its consolidated Subsidiaries taken as a whole. Each of the Loan Parties is Solvent and the Parent and its Subsidiaries, taken as a whole, are Solvent.

      (m) ERISA. Each member of the ERISA Group has fulfilled its obligations as required under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement which could reasonably be expected to have a Material Adverse Effect, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the

Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

      (n) ABSENCE OF DEFAULTS. None of the Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

      (o) ENVIRONMENTAL LAWS. In the ordinary course of business and from time to time each of the Loan Parties and the other Subsidiaries conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which such Loan Party or such other Subsidiary identifies and evaluates associated liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with off-site disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, no Loan Party is aware of, nor has it received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent's knowledge after due inquiry, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or such other Subsidiary, could be reasonably expected to have a Material Adverse Effect.

      (p) INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. No Loan Party, nor any other Subsidiary, is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

      (q) MARGIN STOCK. No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

      (r) AFFILIATE TRANSACTIONS. Except as permitted by Section 10.10., no Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

      (s) INTELLECTUAL PROPERTY. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

      (t) BUSINESS. As of the Agreement Date, the Loan Parties and the other Subsidiaries are engaged in the business of owning, developing and managing office and industrial properties.

      (u) BROKER'S FEES. No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

      (v) ACCURACY AND COMPLETENESS OF INFORMATION. All written information, reports and other papers and data furnished to the Agent or any Lender by, on behalf of, or at the direction of any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution, or pursuant to, of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

      (w) NOT PLAN ASSETS; NO PROHIBITED TRANSACTIONS. None of the assets of any Loan Party or any other Subsidiary constitutes "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any Plan. The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

      (x) UNENCUMBERED POOL PROPERTIES. Each of the Unencumbered Pool Properties qualifies as an Eligible Property.

SECTION 7.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

      All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Parent and the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the

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effectiveness of this Agreement, the execution and delivery of the Loan
Documents and the making of the Loans and the issuance of the Letters of Credit.

                       ARTICLE VIII. AFFIRMATIVE COVENANTS

      For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Parent shall comply with the following covenants:

SECTION 8.1. PRESERVATION OF EXISTENCE AND SIMILAR MATTERS.

      Except as otherwise permitted under Section 10.6., the Parent shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2. COMPLIANCE WITH APPLICABLE LAW AND MATERIAL CONTRACTS.

      The Parent shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

SECTION 8.3. MAINTENANCE OF PROPERTY.

      In addition to the requirements of any of the other Loan Documents, the Parent shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 8.4. CONDUCT OF BUSINESS.

      The Parent shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(t) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

SECTION 8.5. INSURANCE.

      The Parent shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law. The Parent shall from time to time deliver to the Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.6. PAYMENT OF TAXES AND CLAIMS.

      The Parent shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or

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profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or
(ii) non-payment of which or the failure to discharge which could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7. BOOKS AND RECORDS; INSPECTIONS.

      The Parent will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each other Loan Party and each other Subsidiary to, permit representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower's or the Parent's presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

SECTION 8.8. USE OF PROCEEDS.

      The Borrower will only use the proceeds of the Loans for pre-development costs, development costs, acquisitions, capital expenditures, working capital, equity investments, repayment of Indebtedness or scheduled amortization payments on Indebtedness, and general corporate purposes. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

SECTION 8.9. ENVIRONMENTAL MATTERS.

      The Parent shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If any Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by such Person or any of the Subsidiaries. The Loan Parties and the other Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

SECTION 8.10. FURTHER ASSURANCES.

      At the Borrower's cost and expense and upon request of the Agent, the Parent shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

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SECTION 8.11. MATERIAL CONTRACTS.

      The Parent shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. The Parent shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

SECTION 8.12. REIT STATUS.

      The Parent shall maintain its status as a REIT.

SECTION 8.13. EXCHANGE LISTING.

      The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market's National Market System.

SECTION 8.14. GUARANTORS; RELEASE OF GUARANTORS.

      (a) GENERALLY. The Parent shall cause any Subsidiary and any Unconsolidated Affiliate that is not already a Guarantor and to which any of the following conditions apply (each a "New Guarantor") to execute and deliver to the Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below:

            (i) In the case of a Subsidiary, such Subsidiary (A) owns an Unencumbered Pool Property or (B) is a Wholly Owned Subsidiary; or

            (ii) In the case of any Subsidiary or any Unconsolidated Affiliate, such Person shall Guarantee, or otherwise become obligated in respect of, any Indebtedness of the Borrower, any Subsidiary or any Non-Guarantor Entity (except in the case of an Unconsolidated Affiliate Guaranteeing, or otherwise becoming obligated in respect of, any Indebtedness of another Unconsolidated Affiliate).

Any such Accession Agreement and the other items required under subsection (c) below must be delivered to the Agent no later than 10 days following the date on which any of the above conditions first applies to a New Guarantor. Notwithstanding the foregoing, a Person shall not be required to become a Guarantor if such Person cannot become a party to the Guaranty without violating: (x) terms of its articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust or other similar organizational document, which terms expressly prohibit such Person from providing Guarantees of Indebtedness of any other Person or from otherwise incurring any Indebtedness or (y) any fiduciary obligation owing by such Person, under Applicable Law or otherwise in the good faith judgment of such Person, to the holders of an equity interest in such Person. The Parent shall deliver to the Agent promptly upon request copies of such organizational documents or such other items as the Agent may reasonably request to confirm the possibility of such violation.

      (b) OTHER GUARANTORS. The Borrower may, at its option, cause any other Person that is not already a Guarantor to become a Guarantor by causing such Person to execute and deliver to the Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below.

      (c) REQUIRED DELIVERIES. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsections (a) or (b) shall be accompanied by each of the following in form and substance reasonably satisfactory to the Agent:

            (i) an opinion of counsel to such New Guarantor, addressed to the Agent and the Lenders and addressing the same legal matters as are addressed in the opinions delivered pursuant to Section 6.1.(a)(iv);

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            (ii) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such New Guarantor certified as of a recent date by the Secretary of State of the state of formation of such New Guarantor;

            (iii) a certificate of good standing (or certificate of similar meaning) with respect to such New Guarantor issued as of a recent date by the Secretary of State of the state of formation of such New Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such New Guarantor is required to be so qualified;

            (iv) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;

            (v) copies certified by the Secretary or Assistant Secretary of such New Guarantor (or other individual performing similar functions) of (i) the by-laws of such New Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

            (vi) such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request.

      (d) RELEASE OF GUARANTOR. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from it obligations under the Guaranty if, and only if: (i) such Guarantor is not the Parent and does not own any Unencumbered Pool Property, or any direct or indirect Equity Interest in any Subsidiary that does own an Unencumbered Pool Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under this Section; and (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

                             ARTICLE IX. INFORMATION

      For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Parent shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

SECTION 9.1. QUARTERLY FINANCIAL STATEMENTS.

      As soon as available and in any event within 50 days after the close of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end adjustments).

SECTION 9.2. YEAR-END STATEMENTS.

      As soon as available and in any event within 95 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related

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audited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Arthur Andersen LLP or any other independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

SECTION 9.3. COMPLIANCE CERTIFICATE.

      At the time the financial statements are furnished pursuant to the immediately preceding Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit K (a "Compliance Certificate") executed on behalf of the Parent by the chief financial officer or treasurer of the Parent (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower and the Parent were in compliance with the covenants contained in Section 10.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower and the Parent with respect to such event, condition or failure.

SECTION 9.4. OTHER INFORMATION.

      (a) As soon as available and in any event within 50 days after the end of each fiscal quarter of the Parent, a Unencumbered Pool Certificate setting forth the information to be contained therein, including without limitation, a calculation of Maximum Availability, as of the last day of such fiscal quarter.

      (b) Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange; provided, however, the Parent shall only be required to give the Agent and the Lenders notice of the filing of any Form 8-K (or equivalent);

      (c) Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

      (d) Promptly upon receipt thereof, copies of all reports, if any, submitted to any Loan Party or its Board of Trustees or managers by its independent public accountants in their function as auditors including, without limitation, any management report;

      (e) Within 50 days after the end of each fiscal quarter of the Parent, an operating summary with respect to each Property then included in calculations of the Unencumbered Pool Value, including without limitation, a quarterly and year-to-date statement of Net Operating Income and a leasing/occupancy status report together with a current rent roll for such Property.

      (f) No later than 30 days before the end of each fiscal year of the Parent ending prior to the Termination Date, projected balance sheets, operating statements and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding two fiscal years, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1. at the end of each fiscal quarter of the next succeeding fiscal year.

      (g) Within 10 Business Days of the Agent's request therefor, a report in form and content satisfactory to the Agent detailing the Parent's, together with its Subsidiaries', projected sources and uses of cash for the period of four consecutive fiscal quarters immediately following the date of the Agent's request. Such sources shall include but not be limited to excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds. Such uses shall include but not be limited to cash obligations for binding acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash.

      (h) If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement which could reasonably be expected to have a Material Adverse Effect or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Parent setting forth details as to such occurrence and action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

      (i) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

      (j) A copy of any amendment to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of any Loan Party or any other Subsidiary within 5 Business Days of the effectiveness thereof;

      (k) Prompt notice of (i) any of Jeffrey Kelter, John Begier, Robert Savage, or Timothy Peterson ceasing to hold his current office with the Parent and (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary which has had or could have Material Adverse Effect;

      (l) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound and of which the Parent or the Borrower is aware;

      (m) Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract to the Agent;

      (n) Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

      (o) Any notification of a material violation of any law or regulation or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority;

      (p) Prompt notice of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Parent;

      (q) Promptly upon the request of the Agent, evidence of the Parent's calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Agent; and

      (r) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent or any of its Subsidiaries as the Agent or any Lender may reasonably request.

                          ARTICLE X. NEGATIVE COVENANTS

      For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Parent and the Borrower shall comply with the following covenants:

SECTION 10.1. FINANCIAL COVENANTS.

      (a) RATIO OF TOTAL LIABILITIES TO GROSS ASSET VALUE. The Parent shall not permit the ratio of (i) Total Liabilities of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value, at any time to exceed 0.60 to 1.00 at any time; PROVIDED, HOWEVER, that if the Termination Date is extended pursuant to Section 2.13., the Parent shall not permit such ratio to exceed 0.55 to 1.00 at any time after the effective date of such extension.

      (b) RATIO OF SECURED INDEBTEDNESS TO GROSS ASSET VALUE. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value to exceed 0.50 to 1.00 at any time.

      (c) RATIO OF SECURED RECOURSE DEBT TO GROSS ASSET VALUE. The Parent shall not permit the ratio of (i) Secured Recourse Debt of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value to exceed 0.15 to 1.00 at any time.

      (d) RATIO OF EBITDA TO DEBT SERVICE. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Debt Service of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.75 to 1.00.

      (e) RATIO OF EBITDA LESS RESERVE FOR REPLACEMENTS TO FIXED CHARGES. The Parent shall not permit the ratio of (i)(A) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending minus (B) the Reserve for Replacements of the Properties of the Parent and its Subsidiaries for such period to (ii) Fixed Charges of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00.

      (f) RATIO OF UNENCUMBERED NET OPERATING INCOME TO UNSECURED INTEREST EXPENSE. The Parent shall not permit the ratio of (i) Unencumbered Net Operating Income of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Unsecured Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 2.0 to 1.00.

      (g) MINIMUM TANGIBLE NET WORTH. The Parent shall not permit the Parent's Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than the greater of (a)(i) $334,767,000, PLUS (ii) 85% of the Net Proceeds of all Equity Issuances effected at any time after September 30, 2001, by the Parent to any Person other than the Parent or any Subsidiaries MINUS (iii) 85% of the aggregate amount paid by the

Parent and the Borrower after September 30, 2001, to purchase or otherwise acquire outstanding shares of the common stock or Preferred Stock of the Parent or partnership units of the Borrower, or (b) $334,767,000.

      (h) DIVIDENDS AND OTHER RESTRICTED PAYMENTS. Neither the Parent, the Borrower nor any other Subsidiary (other than Wholly Owned Subsidiaries) shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments, except that: (i) the Parent and the Borrower may make cash distributions to its shareholders or partners, as applicable, which distributions in the aggregate shall not exceed 95% of Funds From Operations as of the end of each fiscal quarter for the four fiscal quarter period then ending; (ii) the Parent and the Borrower may make cash distributions to its shareholders or partners, as applicable, of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code; (iii) Subsidiaries may make Restricted Payments to the Borrower or any other Subsidiary; and (iv) the Parent and the Borrower may make cash payments to repurchase outstanding shares of common stock or Preferred Stock of the Parent or partnership units of the Borrower. Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Parent and the Borrower may only declare or make cash distributions to its shareholders or partners, as applicable, in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section
8.12. If an Event of Default specified in Section 11.1.(e) or Section 11.1.(f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated, the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

      (i) PERMITTED INVESTMENTS. The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Gross Asset Value:

            (i) Properties that are not industrial properties or office properties exceeds 5% of Gross Asset Value;

            (ii) unimproved real estate, such that the aggregate value of all such unimproved real estate calculated on the basis of the lower of cost or market, exceeds 5% of Gross Asset Value;

            (iii) Common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 5% of Gross Asset Value;

            (iv) Mortgages in favor of the Parent, or any other Loan Party, such that the aggregate book value of Indebtedness secured by such Mortgages exceeds 5% of Gross Asset Value;

            (v) Investments in Unconsolidated Affiliates, such that the aggregate value of such Investments in Unconsolidated Affiliates, exceeds 20% of Gross Asset Value. For purposes of this clause (iv), the "value" of any such Investment in an Unconsolidated Affiliate shall equal (1) with respect to any of such Unconsolidated Affiliate's Properties under construction, the Parent's Ownership Share of the book value of construction in process for such Property as of the date of determination and (2) with respect to any of such Unconsolidated Affiliate's Properties which have been completed, the Parent's Ownership Share of Capitalized EBITDA of such Unconsolidated Affiliate attributable to such Properties; and

            (vi) the aggregate amount of the Total Budgeted Costs for Development Properties or Redevelopment Properties in which the Parent either has a direct or indirect ownership interest shall not exceed 15% of Gross Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Parent, or any other Subsidiary, then the greater of (1) the product of (A) the Parent's or such Subsidiary's Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Total Budgeted Costs for such Development Property or (2) the recourse obligations of the Parent or such Subsidiary relating to the Indebtedness of such Unconsolidated Affiliate, shall be used in calculating such investment limitation;

PROVIDED, FURTHER, that, in addition to the foregoing limitations, the aggregate value of the Investments subject to the limitations in the preceding clauses (i) through (vi) shall not exceed 30% of Gross Asset Value. If an Investment is owned by an Unconsolidated Affiliate of the Parent, the Borrower, or any other Subsidiary, then the product of (A) the Parent's, the Borrower's, or such other Subsidiary's Ownership Share in such Unconsolidated Affiliate and (B) the amount of such Investment, shall be used in calculating such investment limitation.

      (j) AGGREGATE OCCUPANCY RATES. The Parent shall not permit the weighted average aggregate Occupancy Rate (weighted on the basis of aggregate square footage) of all Unencumbered Pool Properties to be less than 90% at any time.

SECTION 10.2. ASSET VALUE OF NON-GUARANTOR ENTITIES.

      At no time shall the aggregate Asset Value of the Non-Guarantor Entities obligated in respect of any Indebtedness other than Nonrecourse Indebtedness exceed 10% of Gross Asset Value.

SECTION 10.3. INDEBTEDNESS.

      The Parent shall not, and shall not permit any other Loan Party or any other Subsidiary to, incur, assume or otherwise become obligated in respect of any Indebtedness after the Agreement Date if (a) immediately before or immediately after incurring, assuming or otherwise becoming obligated in respect of such Indebtedness a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1. exists or would exist or (b) immediately after incurring, assuming or otherwise becoming obligated in respect of such Indebtedness, a Default or Event of Default resulting from such incurrence, assumption or obligation in respect of such Indebtedness would exist, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1. determined after giving pro forma effect thereto.

SECTION 10.4. NEGATIVE PLEDGE.

      The Parent shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) create, assume, incur or permit or suffer to exist any Lien upon any of the Unencumbered Pool Properties or any direct or indirect ownership interest of the Parent in any Subsidiary owning any Unencumbered Pool Property, other than Permitted Liens or (b) permit any Unencumbered Pool Property, or any direct or indirect ownership interest of the Parent in any Subsidiary owning any Unencumbered Pool Property, to become subject to a Negative Pledge.

SECTION 10.5. RESTRICTIONS ON INTERCOMPANY TRANSFERS.

      The Parent shall not, and shall not permit any other Loan Party or any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Parent or any other Subsidiary; (iii) make loans or advances to the Parent or any other Subsidiary; or (iv) transfer any of its property or assets to the Parent or any other Subsidiary.

SECTION 10.6. MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS.

      The Parent shall not, and shall not permit any Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

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            (i) any Subsidiary may merge with a Loan Party so long as such other
      Loan Party is the survivor;

            (ii) any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

            (iii) a Loan Party (other than the Parent, the Borrower or any Loan Party which owns an Unencumbered Pool Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

            (iv) any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Agent and the Lenders at least 30 days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (3) in the case of a consolidation or merger involving the Parent, the Borrower or a Loan Party which owns an Unencumbered Pool Property, such Person shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and

            (v) the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party, nor any Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person; PROVIDED, HOWEVER, that this sentence shall not prohibit a Loan Party or Subsidiary from entering into a master lease of space in a Property in connection with a sale of such Property.

SECTION 10.7. PLANS.

      The Parent shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

SECTION 10.8. FISCAL YEAR.

      The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

SECTION 10.9. MODIFICATIONS OF ORGANIZATIONAL DOCUMENTS AND MATERIAL CONTRACTS.

      The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles of incorporation or by-laws or other organizational documents if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect. The Parent shall not enter into, and shall not permit any Loan Party or other Subsidiary to enter into, any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect or

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default in the performance of any obligations of any Loan Party or other
Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

SECTION 10.10. TRANSACTIONS WITH AFFILIATES.

      The Parent shall not permit to exist or enter into, and will not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent or with any director, officer or employee of any Loan Party, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

                               ARTICLE XI. DEFAULT

SECTION 11.1. EVENTS OF DEFAULT.

      Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

      (a) DEFAULT IN PAYMENT. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any Loan or any Reimbursement Obligation or (ii) any interest on any of the Loans, or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and solely in the case of this clause (ii) such failure shall continue for a period of 3 Business Days.

      (b) DEFAULT IN PERFORMANCE.

            (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.4.(l) or Article X. (other than Section 10.4.); or

            (ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 calendar days after the earlier of (x) the date upon which any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

      (c) MISREPRESENTATIONS. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

      (d) INDEBTEDNESS CROSS-DEFAULT.

            (i) Any Loan Party shall fail to pay when due and payable the principal of, or interest on, any Material Indebtedness; or

            (ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

            (iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any Material Indebtedness or require any Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

      (e) VOLUNTARY BANKRUPTCY PROCEEDING. Any Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to or admit in writing its inability to pay its debts as they become due;
(vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

      (f) INVOLUNTARY BANKRUPTCY PROCEEDING. A case or other proceeding shall be commenced against any Loan Party in any court of competent jurisdiction seeking:
(i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

      (g) REVOCATION OF LOAN DOCUMENTS. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

      (h) JUDGMENT. A judgment or order for the payment of money shall be entered against any Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid stayed or dismissed through appropriate appellate proceedings and (ii) either
(A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $5,000,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

      (i) ATTACHMENT. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party, which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

      (j) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $2,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with

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respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $2,000,000.

      (k) LOAN DOCUMENTS. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

      (l)   CHANGE OF CONTROL/CHANGE IN MANAGEMENT.

            (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Borrower or the Parent;

            (ii) During any period of 24 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 24-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Borrower then in office;

            (iii) If more than two of Jeffrey Kelter, John Begier, Robert Savage and Timothy Peterson cease for any reason to be principally involved in the senior management of the Parent, and the Parent shall have failed to replace the resulting vacancies in senior management with individuals reasonably acceptable to the Requisite Lenders within a period of 90 days; or

            (iv) The Parent or any Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower.

      (m) DAMAGE; STRIKE; CASUALTY. Any material damage to, or loss or destruction of, any Unencumbered Pool Property, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Parent or its Subsidiaries taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything to the contrary in this Section, (i) the failure of any Loan Party to perform or observe any term, covenant, condition or agreement contained any New York Collateral Document to which it is a party shall not constitute a Default or Event of Default and (ii) the occurrence of an Event of Default (as defined in any New York Collateral Document) shall not constitute a Default or Event of Default; provided, however, the preceding shall in no way limit or impair the rights of the Agent and the Lenders with respect to any Default or Event of Default resulting from the failure of any Loan Party to perform or observe the same or any similar term, covenant, condition or agreement contained in any other Loan Document.

SECTION 11.2. REMEDIES UPON EVENT OF DEFAULT.

      Upon the occurrence of an Event of Default the following provisions shall apply:

      (a)   ACCELERATION; TERMINATION OF FACILITIES.

            (i) AUTOMATIC. Upon the occurrence of an Event of Default specified in Section 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

            (ii) OPTIONAL. If any other Event of Default shall exist, the Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder. If the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall: (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

      (b) LOAN DOCUMENTS. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

      (c) APPLICABLE LAW. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

      (d) APPOINTMENT OF RECEIVER. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

SECTION 11.3. REMEDIES UPON DEFAULT.

      Upon the occurrence of a Default specified in Section 11.1.(e) or 11.1.(f), the Commitments shall immediately and automatically terminate.

SECTION 11.4. MARSHALING; PAYMENTS SET ASIDE.

      Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender, or the Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 11.5. ALLOCATION OF PROCEEDS.

      If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

            (a) amounts due to the Agent and the Lenders in respect of Fees and expenses due under Section 13.2.;

            (b) payments of interest on Swingline Loans;

            (c) payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

            (d) payment of principal on Swingline Loans;

            (e) payments of principal of all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

            (f) amounts to be deposited into the Letter of Credit Collateral Account in respect of Letters of Credit;

            (g) amounts due the Agent and the Lenders pursuant to Sections 12.7. and 13.10.;

            (h) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

            (i) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

SECTION 11.6. LETTER OF CREDIT COLLATERAL ACCOUNT.

      (a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges to the Agent for the benefit of the Lenders as provided herein, and grants to the Agent, for the benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.14., and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.14.

      (b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such cash equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent, PROVIDED, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

      (c) If an Event of Default exists, the Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

      (d) So long as no Default or Event of Default exists, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

      (e) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent's administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

SECTION 11.7. PERFORMANCE BY AGENT.

      If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

SECTION 11.8. RIGHTS CUMULATIVE.

      The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                             ARTICLE XII. THE AGENT

SECTION 12.1. AUTHORIZATION AND ACTION.

      Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions

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of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable
Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

SECTION 12.2. AGENT'S RELIANCE, ETC.

      Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

SECTION 12.3. NOTICE OF DEFAULTS.

      The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default" and if the Lender which is also serving as the Agent becomes aware of any Default or Event of Default, the Agent shall promptly send to each other Lender such a "notice of default." Further, if the Agent receives such a "notice of default" from any Lender, the Agent shall give prompt notice thereof to the other Lenders.

SECTION 12.4. WELLS FARGO AS LENDER.

      Wells Fargo, as a "Lender", shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

SECTION 12.5. APPROVALS OF LENDERS.

      All communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication. Except as otherwise expressly provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

SECTION 12.6. LENDER CREDIT DECISION, ETC.

      Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

SECTION 12.7. INDEMNIFICATION OF AGENT.

      Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a "Lender") in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket

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expenses (including counsel fees of the counsel(s) of the Agent's own choosing)
incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws, other than any such expenses to the extent resulting from the gross negligence or willful misconduct of the Agent. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

SECTION 12.8. SUCCESSOR AGENT.

      The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by all Lenders (other than the Lender then acting as Agent) and the Borrower upon 30-day's prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent's giving of notice of resignation or the Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

SECTION 12.9. TITLED AGENTS.

      Each of the SYNDICATION AGENT AND THE DOCUMENTATION AGENT (each a "Titled Agent") in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

                           ARTICLE XIII. MISCELLANEOUS

SECTION 13.1. NOTICES.

      Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

      If to the Borrower:

            Keystone Operating Partnership, L.P.
            200 Four Falls Corporate Center, Suite 208
            West Conshohocken, Pennsylvania  19428
            Attention:  Chief Financial Officer
            Telecopy Number:  (484) 530-1800
            Telephone Number: (484) 530-0130

      If to the Agent or a Lender:

            To the address or telecopy number, as applicable, of the Agent or such Lender, as the case may be, set forth on its signature page hereto or, in the case of a Lender, in the applicable Assignment and Acceptance Agreement or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

SECTION 13.2. EXPENSES.

      The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of one counsel for the Agent and one counsel for the Lenders, and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents,
(c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

SECTION 13.3. STAMP, INTANGIBLE AND RECORDING TAXES.

      The Borrower will pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents or the perfection of any rights or Liens thereunder.

SECTION 13.4. SETOFF.

      Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by
Section 11.2., and although such obligations shall be contingent or unmatured.

SECTION 13.5. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.

      (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

      (b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH OF THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

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      (c)   THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY
WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

SECTION 13.6. SUCCESSORS AND ASSIGNS.

      (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or as of the other Loan Documents without the prior written consent of all Lenders (and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void).

      (b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

      (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or the Obligations owing to such Lender; provided, however, any such participating interest must be for a constant and not a varying percentage interest. Except as otherwise provided in Section 13.4., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.

      (d) Any Lender may with the prior written consent of the Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its rights and obligations under this Agreement and the Notes; PROVIDED, HOWEVER, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $5,000,000 and integral multiples of $5,000,000 in excess thereof; (iii) after giving effect to such assignment, the Commitment of the assigning Lender and the Assignee (or if the Commitments have been terminated, the outstanding principal balance of the Revolving Notes of the assigning Lender and the Assignee), shall equal or exceed $10,000,000; (iv) each such assignment shall be effected by means of an Assignment and Acceptance Agreement; and (v) if, after giving effect to any assignment by the Lender then acting as Agent, such Lender's Commitment would be less than the amount of any other Lender's Commitment, such Lender shall (x) promptly notify all of the other Lenders of such event and (y) resign as Agent subject to and in accordance with Section 12.8. if within 5 Business Days of the giving of such notice, the Requisite Lenders shall have requested in writing that such Lender so resign. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

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Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

      (e) The Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the "Register"). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

      (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

      (g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.9.

      (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

      (i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

SECTION 13.7. AMENDMENTS.

      Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be amended, and the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following:

      (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;

      (b) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations, provided, however, the Agent may, in its sole discretion, waive up to two times per year any late charges incurred by the Borrower pursuant to
Section 2.8.;

      (c)   reduce the amount of any Fees payable to the Lenders hereunder;

      (d) postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date;

      (e) change the Commitment Percentages (excluding any change as a result of an assignment of Commitments permitted under Section 13.6.(d));

      (f)   modify the definition of the term "Termination Date";

      (g) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

      (h) modify the definition of the term "Requisite Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

      (i) release any Guarantor from its obligations under the Guaranty, except as otherwise permitted under Section 8.14(d);

      (j) modify the definition of the terms "Maximum Availability" or "Unencumbered Pool Value" (and the definitions used in such definitions and the percentages and rates used in the calculation thereof); PROVIDED, HOWEVER, the Requisite Lenders may agree to permit more than 15% of the Unencumbered Pool Value to be attributable to a given Eligible Property;

      (k) waive a Default or Event of Default under subsection (a) of Section 11.1.;

      (l)   waive a Default or Event of Default under subsection (b) of Section
11.1. to the extent such Default or Event of Default arises from the failure of the Parent to perform or observe the covenant set forth in subsection (a) of
Section 10.1.; and

      (m)   amend, or waive the Borrower's compliance with, Section 2.7.(b)(ii).

No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

SECTION 13.8. NONLIABILITY OF AGENT AND LENDERS.

      The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent

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nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

SECTION 13.9. CONFIDENTIALITY.

      Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information
(x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

SECTION 13.10. INDEMNIFICATION.

      (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.11. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document (including without limitation, the Fleet Assignment Agreement) or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in the immediately preceding clause
(ii) or (viii) that constitute gross negligence or willful misconduct.

      (b) The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any

Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

      (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

      (d) All out-of-pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

      (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

      (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

      (g) The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

SECTION 13.11. TERMINATION; SURVIVAL.

      At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.11., 5.1., 5.4., 12.7., 13.2., 13.10. and 13.21.
and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

SECTION 13.12. SEVERABILITY OF PROVISIONS.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.13. GOVERNING LAW.

      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 13.14. COUNTERPARTS.

      This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

SECTION 13.15. OBLIGATIONS WITH RESPECT TO LOAN PARTIES.

      The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

SECTION 13.16. MARSHALING; PAYMENTS SET ASIDE.

      Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender, or the Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 13.17. INDEPENDENCE OF COVENANTS.

      All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 13.18. LIMITATION OF LIABILITY.

      Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

SECTION 13.19. ENTIRE AGREEMENT.

      This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

SECTION 13.20. CONSTRUCTION.

      The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

SECTION 13.21. NEW YORK COLLATERAL DOCUMENTS.

      (a) GENERALLY. The parties hereto acknowledge and agree that the Agent and the Lenders are accepting the benefits of the New York Collateral Documents as an accommodation to the Parent and the Borrower.

      (b) RELEASE OF NEW YORK COLLATERAL DOCUMENTS. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, including without limitation, Section 13.7., (i) upon the Borrower's written request and at the Borrower's sole cost and expense, the Agent shall release any or all of the New York Collateral Documents or assign any or all of the New York Collateral Documents to any Person requested by the Borrower (any such assignment to be without recourse or warranty whatsoever) and (ii) the Agent may in its discretion, and shall at the direction of the Requisite Lenders, release any or all of the New York Collateral Documents so long as the Agent shall have given the Borrower written notice at least 30 days' prior to any such release; provided, however, the Agent shall not be required to give any such prior notice to the Borrower if the Agent, in its sole discretion, has determined that delay of such release would be detrimental to the Agent or the Lenders.

      (c) NON-RECOURSE ASSIGNMENT. Subject to the terms and conditions of the Fleet Assignment Agreement, each of the Assignors (as defined in the Fleet Assignment Agreement) has assigned to Wells Fargo such Assignor's Assigned Interest (as defined in the Fleet Assignment Agreement) in, among other things, the Existing Credit Agreement. So that each of the Lenders will hold interests in the Revolving Loans made on the Effective Date in accordance with their respective Commitment Percentages, each of Wells Fargo and the Existing Lenders party hereto (collectively, the "Fleet Assignors") shall, effective as of the Effective Date, be deemed to have irrevocably sold, assigned and transferred to each other Lender, and each other Lender shall be deemed to have irrevocably purchased, taken and assumed from the Fleet Assignors, an interest (each a "Transferred Interest") in the Fleet Assignors' Assigned Interests (as defined in the Fleet Assignment Agreement) in the amount, if any, necessary so that after giving effect to such sales, assignments and transfers each of the Lenders will hold interests in the Revolving Loans made on the Effective Date in accordance with their respective Commitment Percentages. No Fleet Assignor shall have any duties or obligations whatsoever with respect to, and shall have no further interest in, the Transferred Interest from and after the Effective Date. Further, each assignment by a Fleet Assignor to a Lender of a Transferred Interest is "as is" and without recourse to such Fleet Assignor.

      (d) INDEMNITY. Not in limitation of any of the Borrower's obligations under Section 13.2.(c) or 13.10., the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each Lender and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any Indemnity Proceeding which is in any way related directly or indirectly to the failure of any Person to pay any recording tax payable pursuant to N.Y. Tax Law, Ch. 60, Art. 11, Sec. 253 et seq. or other Applicable Laws of the State of New York or any political subdivision of such State.

SECTION 13.22. NO NOVATION.

      THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL NOT BE DEEMED OR CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT. FURTHER, THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OF THE OTHER LOAN DOCUMENTS TO AFFECT THE PERFECTION OR PRIORITY OF ANY LIEN HELD BY THE AGENT FOR THE BENEFIT OF THE LENDERS IN ANY COLLATERAL IN ANY WAY WHATSOEVER.

                         [Signatures on Following Pages]

      IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                              BORROWER:

                              KEYSTONE OPERATING PARTNERSHIP, L.P.

                              By: Keystone Property Trust, its sole general
                                  partner

                                 By: /s/ Timothy A. Peterson
                                     --------------------------------
                                    Name: Timothy A. Peterson
                                          ---------------------------
                                    Title: Executive Vice-President
                                           --------------------------


                              PARENT:

                              KEYSTONE PROPERTY TRUST

                                 By: /s/ Timothy A. Peterson
                                     --------------------------------
                                    Name: Timothy A. Peterson
                                          ---------------------------
                                    Title: Executive Vice-President
                                           --------------------------





















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                                      -69-

                              WELLS FARGO BANK, NATIONAL ASSOCIATION, as
                                Agent, the Swingline Lender, and as a Lender

                              By: /s/ Timothy A. Peterson
                                  --------------------------------
                                 Name: Timothy A. Peterson
                                       ---------------------------
                                 Title: Executive Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $25,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              Through February 1, 2002:

                              Two Penn Center Plaza
                              Philadelphia, Pennsylvania 19102
                              Attention: Timothy A. Proctor
                              Telecopier: (215) 636-6345
                              Telephone:  (215) 854-6378

                              On and after February 1, 2002:

                              Two Logan Square, Suite 1750
                              Philadelphia, Pennsylvania 19103
                              Attention: Timothy A. Proctor
                              Telecopier: (215) 636-6345
                              Telephone:  (215) 854-6378

                              With a copy to:

                              2020 K Street NW, Suite 420
                              Washington, DC 20006

                              Attention: Loan Administration Manager
                              Telecopier: (202) 296-6036
                              Telephone:  (202) 261-4656



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                                      -70-

                              FIRST UNION NATIONAL BANK

                              By: /s/ David Hoagland
                                  --------------------------------
                                 Name: David Hoagland
                                       ---------------------------
                                 Title: Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $17,500,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              301 S. College Street, NC-5604
                              Charlotte, North Carolina  28288
                              Attention:  David Hoagland
                              Telecopier: (704) 383-6205
                              Telephone:  (704) 374-4809

                              With a copy to:

                              201 S. College Street, NC-0166
                              Charlotte, North Carolina  28288
                              Attention:  Deana S. Adams
                                           Loan Administration Manager
                              Telecopier: (704) 383-7989
                              Telephone:  (704) 383-5398











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                                      -71-

                              THE BANK OF NEW YORK

                              By: /s/ Rick Laudisi
                                  --------------------------------
                                 Name: Rick Laudisi
                                       ---------------------------
                                 Title: Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $17,500,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              One Wall Street
                              21st Floor
                              New York, New York  10286
                              Attention:  Frederick Laudisi
                              Telecopier: (212) 809-9526
                              Telephone:  (212) 635-7621


                              With a copy to:

                              One Wall Street
                              21st Floor
                              New York, New York  10286
                              Attention:  Leonora Maxwell
                                          Loan Administration
                              Telecopier: (212) 635-7414
                              Telephone:  (212) 635-7171











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                                      -72-

                              CHEVY CHASE BANK

                              By: /s/ Eric A. Lawrence
                                  --------------------------------
                                 Name: Eric A. Lawrence
                                       ---------------------------
                                 Title: Group Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $13,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              7501 Wisconsin Avenue
                              #12
                              Bethesda, Maryland  20814
                              Attention:  J. Jordan O'Neill, III
                              Telecopier: (240) 497-7714
                              Telephone:  (240) 497-7733


                              With a copy to:

                              14601 Sweitzer Lane
                              Laurel, Maryland  20707
                              Attention:  Doris Lakkis,
                                           Loan Administration Manager
                              Telecopier: (301) 939-6959
                              Telephone:  (301) 939-6966











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                                      -73-

                              KEYBANK NATIONAL ASSOCIATION


                              By: /s/ Mary Ellen Fowler
                                  --------------------------------
                                 Name: Mary Ellen Fowler
                                       ---------------------------
                                 Title: Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $13,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              127 Public Square
                              8th Floor
                              Cleveland, Ohio 44114
                              Attention: Mary Ellen Fowler
                              Telecopier: (216) 689-4997
                              Telephone:  (216) 689-4975


                              With a copy to:

                              127 Public Square
                              8th Floor
                              Cleveland, Ohio 44114
                              Attention: Mike Doyle
                                          Loan Administration Manager
                              Telecopier: (216) 689-4721
                              Telephone:  (216) 689-0340










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                                      -74-

                              LASALLE BANK NATIONAL ASSOCIATION


                              By: /s/ Klay Schmeisser
                                  ------------------------
                                  Name:  Klay Schmeisser
                                         -----------------
                                  Title: Vice President
                                         -----------------

                              COMMITMENT AMOUNT:

                              $13,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              135 S. Lasalle, Suite 1225
                              Chicago, Illinois  60603-4177
                              Attention: Klay Schmeisser
                              Telecopier: (312) 904-6691
                              Telephone:  (312) 904-0647


                              With a copy to:

                              135 S. Lasalle, Suite 1435
                              Chicago, Illinois  60603-4177
                              Attention:  La-Vearn Hamilton
                                           Loan Administration Manager
                              Telecopier: (312) 904-6373
                              Telephone:  (312) 904-5695











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                                      -75-

                              MELLON BANK, N.A.


                              By: /s/ Frederick A. Felter
                                  --------------------------------
                                 Name: Frederick A. Felter
                                       ---------------------------
                                 Title: Executive Vice-President
                                        --------------------------



                              COMMITMENT AMOUNT:

                              $13,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              Mellon Bank Center
                              1735 Market Street
                              4th Floor
                              Philadelphia, Pennsylvania  19103
                              Attention:  Robert C. Howard
                              Telecopier: (215) 553-3472
                              Telephone:  (215) 553-3456


                              With a copy to:

                              Mellon Bank Center
                              1735 Market Street
                              4th Floor
                              Philadelphia, Pennsylvania  19103
                              Attention:  Henrietta Thomas
                                           Senior Loan Administrator
                              Telecopier: (215) 553-3472
                              Telephone:  (215) 553-4383











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                                      -76-

                              U.S. BANK NATIONAL ASSOCIATION


                              By: /s/ John Suhs
                                  --------------------------------
                                 Name: John Suhs
                                       ---------------------------
                                 Title: Vice-President
                                        --------------------------


                              COMMITMENT AMOUNT:

                              $13,000,000

                              LENDING OFFICE (ALL TYPES OF LOANS) AND
                              ADDRESS FOR NOTICES:

                              Wrigley Building Office
                              400 North Michigan Avenue
                              1st Floor
                              Chicago, Illinois  60611-4104
                              Attention:  John Suhs
                              Telecopier: (312) 836-6702
                              Telephone:  (312) 836-6734


                              With a copy to:

                              Wrigley Building Office
                              400 North Michigan Avenue
                              1st Floor
                              Chicago, Illinois  60611-4104
                              Attention:  Tracy Liverett
                                           Loan Administration Manager
                              Telecopier: (312) 836-6702
                              Telephone:  (312) 836-6738



                                      -77-